                                                                Exhibit 12.1

CREATED BY EDGAR ONLINE, INC.

                   CALPINE CORP
                 INCOME STATEMENT3
             PERIOD END: DEC 31, 2000
              DATE FILED: MAR 15,2001
  VALUES IN THIS WORKSHEET ARE IN THOUSANDS, EXCEPT
                    WHERE NOTED.

                                                                     Year Ending December 31,
                                                   ------------------------------------------------------------
                                                     1996         1997        1998         1999         2000
                                                   ------------------------------------------------------------
(in thousands)
COMPUTATION OF EARNINGS:
------------------------
Pretax income before adjustment
  for minority interests in
  consolidated subsidiaries and
  income or loss from equity
  investees ...................................    $21,219      $37,340      $48,133     $121,623     $521,683
Fixed charges .................................     48,672       72,718      100,015      153,268      331,023
Amortization of capitalized
  interest ....................................         --           --          136          331          447
Distributed income of equity
  investees ...................................      1,274       21,042       27,717       43,318       29,979
Interest capitalized ..........................         --       (6,200)      (7,000)     (47,300)    (206,973)
Minority interest in pretax
  income of subsidiaries that
  have not incurred fixed
  charges .....................................         --           --           --          265         (895)
                                                   -------     --------     --------     --------     --------
Total earnings ................................    $71,165     $124,900     $169,001     $271,505     $675,264
                                                   =======     ========     ========     ========     ========
COMPUTATION OF FIXED CHARGES:
-----------------------------
Interest expensed and
  capitalized .................................    $45,294      $67,666      $93,726     $138,462     $263,673
Estimate of interest within
  rental expense ..............................      3,378        5,052        6,289       12,241       23,140
Distributions on HIGH TIDES ...................         --           --           --        2,565       44,210
                                                   -------     --------     --------     --------     --------
Total fixed charges ...........................    $48,672      $72,718     $100,015     $153,268     $331,023
                                                   =======     ========     ========     ========     ========
Ratio of earnings to fixed
  charges .....................................       1.46         1.72         1.69         1.77         2.04




Page 1 of 1                    Copyright 2000 by              Version 2.00/2.000
                               Edgar Online, Inc.